Exhibit (a)(5)(F)
For immediate release
MedQuist Holdings Inc.

Announces Extension to Exchange Offer for MedQuist Inc. Common Stock
FRANKLIN, TN — March 4, 2011 — MedQuist Holdings Inc. [NASDAQ: MEDH], a leading provider of integrated clinical documentation solutions for the U.S. healthcare system, today announced that it has extended the expiration date for its exchange offer for all issued and outstanding shares of MedQuist Inc. [NASDAQ: MEDQ] common stock until 5:00 p.m., New York City time, on Friday, March 11, 2011, unless further extended or earlier terminated. The Exchange Offer had previously been scheduled to expire at 5:00 p.m., New York City time, on Friday, March 4, 2011.
At approximately 3:00 p.m., New York City time, on March 4, 2011, a total of 4,952,831 shares of common stock of MedQuist Inc., representing approximately 74% of the outstanding shares of common stock of MedQuist Inc. that MedQuist Holdings does not currently own, had been validly tendered and not withdrawn. Those shares, together with the shares of common stock of MedQuist Inc. that MedQuist Holdings already owns, represent more than 95% of the outstanding shares of common stock of MedQuist Inc.
The expiration date of the Exchange Offer has been extended pursuant to the terms of a signed memorandum of understanding (the “MOU”) providing for the settlement of previously disclosed litigation in respect of the Exchange Offer. Under the terms of the MOU, MedQuist Holdings has also agreed that if, as a result of the Exchange Offer, it obtains ownership of at least 90% of the outstanding common stock of MedQuist Inc., MedQuist Holdings will conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that it does not then own at the same exchange ratio applicable under the Exchange Offer. MedQuist Inc. has agreed to make certain supplemental disclosures concerning the Exchange Offer, which will be contained in a filing on Schedule 14D-9 to be made by MedQuist Inc. with the Securities and Exchange Commission (the “SEC”). The settlement and dismissal of the shareholder litigation are conditioned upon, among other things, execution of a final settlement stipulation and court approval. A copy of the MOU relating to the settlement will be filed by MedQuist Holdings as an exhibit to the Schedule TO referred to below.
The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in MedQuist Holdings’ Registration Statement on Form S-4 (Commission File 333-170003), filed with the SEC, the related prospectus dated February 3, 2011, amended prospectus dated February 11, 2011, letter of transmittal and related offer documents, and tender offer statement on Schedule TO, as amended. Except for the extension of the expiration date, the other terms and conditions of the Exchange Offer remain unchanged. As such, the exchange ratio of one share of MedQuist Holdings common stock for each share of MedQuist Inc. common stock tendered and accepted, remains unchanged.
For further information regarding the Exchange Offer details, please contact MedQuist Holdings’ information agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free), (212) 929-5500 (collect) or email at tenderoffer@mackenziepartners.com.

Important Additional Information about the Exchange Offer
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Exchange Offer is only being made pursuant to the Registration Statement on Form S-4, the original prospectus, the amended prospectus, the letter of transmittal and related offer documents, and the tender offer statement on Schedule TO, as amended, filed by MedQuist Holdings with the SEC. Holders of MedQuist Inc. shares are strongly advised to read these documents because they contain important information about the Exchange Offer.
MedQuist Inc. has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC conveying the recommendation of the Audit Committee of MedQuist Inc. that MedQuist Inc. shareholders tender their MedQuist Inc. shares in the Exchange Offer. MedQuist Inc. shareholders are urged to read the Schedule 14D-9 because it contains important information. Free copies of the aforementioned documents filed with the SEC by MedQuist Holdings and MedQuist Inc. can be obtained at the web site maintained by the SEC at www.sec.gov.
Free copies of any such documents filed by MedQuist Holdings can also be obtained by directing a request to MedQuist Holdings’ information agent, MacKenzie Partners, Inc., at (800) 322-2885.
FORWARD-LOOKING STATEMENTS
Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and MedQuist Holdings assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. These statements include, without limitation, statements regarding the effects or benefits of the proposed transaction and often include words such as “approximately,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,””will,” “continue” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about MedQuist Holdings’ industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond MedQuist Holdings’ control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings (including MedQuist Holdings’ filings with the SEC). Although MedQuist Holdings believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Contact:
Corporate Communications Inc.
Tripp Sullivan, 615-324-7335
MacKenzie Partners, Inc.
800-322-2885
tenderoffer@mackenziepartners.com